UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 7, 2022 (September 6, 2022)

Altice USA, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State of Incorporation)

001-38126		38-3980194
(Commission File Number)		(IRS Employer Identification Number)

1 Court Square West
Long Island City,	New York	11101
(Address of principal executive offices)		(Zip Code)

(516) 803-2300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	ATUS	New York Stock Exchange

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On September 7, 2022, Altice USA, Inc. (the “Company”) announced that as part of ongoing succession planning, the Company and Dexter Goei, the Company’s Chief Executive Officer (“CEO”), mutually agreed to Mr. Goei’s resignation from his role as CEO and the appointment of Dennis Mathew as the Company’s new CEO, effective on October 3, 2022 (the “Transition Date”).
Since 2005, Mr. Mathew, 45, has served in various roles with Comcast Corporation, a multinational telecommunications conglomerate, including as Senior Vice President, Western New England Region, Vice President and General Manager, Xfinity Home, Vice President, Xfinity Home Wholesale Product Operations, Vice President, New Businesses and, most recently, as Senior Vice President, Freedom Region, a role he has held since October 2021. Prior to his employment with Comcast Corporation, Mr. Mathew was employed as a Senior Consultant with Arthur Andersen and as a Manager with PricewaterhouseCoopers. Mr. Mathew received his Bachelor of Science in economics with a concentration in finance and information management from the Wharton School of Management.
The Board of Directors of the Company (the “Board”) approved the appointment of Mr. Mathew, effective as of the Transition Date, and the entry into an Employment Agreement between the Company and Mr. Mathew. Pursuant to the Employment Agreement, dated September 7, 2022, Mr. Mathew will receive (i) an annual base salary of $1,000,000; (ii) an annual target bonus opportunity of $2,000,000 (provided that (x) with respect to 2022, his annual bonus will be prorated and deemed earned at 100% and (y) with respect to 2023, his annual bonus will be not less than $1,000,000), subject to continued employment through the date of payment; and (iii) following the second anniversary of the grant date of his initial equity award described below, eligibility to participate in the Company’s annual long-term incentive program, with an annual target award opportunity of $5,000,000. In connection with his hire by the Company, Mr. Mathew will receive: (I) a sign-on cash bonus of $850,000 plus an additional make-whole payment (up to $175,000) with respect to certain forfeitures in transitioning his employment; (II) an initial equity grant with an aggregate grant date value of $20,000,000, 50% in the form of stock options and 50% in the form of restricted stock units, in each case, vesting 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date; and (III) executive-level relocation benefits, including temporary housing for a period of up to 24 months, not to exceed $750,000 in the aggregate. Items (I) and (III) are subject to clawback if Mr. Mathew is terminated for Cause (as defined in the Employment Agreement) or resigns without Good Reason (as defined in the Employment Agreement) in the two-year period following the Transition Date.
If Mr. Mathew’s employment with the Company is terminated by the Company without Cause or he resigns for Good Reason, in addition to any accrued rights, Mr. Mathew will be entitled to receive, subject to his compliance with restrictive covenants in favor of the Company and execution of a release of claims against the Company: (i) 12 months of continued base salary and Company-subsidized COBRA coverage; (ii) payment of any earned but unpaid annual bonus for the year prior to his termination and a prorated annual bonus based on actual performance for the year in which his termination occurs, in each case payable when such annual bonuses are paid to similarly situated employees of the Company; and (iii) certain prorated vesting of outstanding unvested time-vesting equity awards. If Mr. Mathew’s employment with the Company terminates due to his death or disability, subject to compliance with restrictive covenants and execution of a release, he (or his estate) will be entitled to the bonus payments described in this paragraph and three months of continued base salary.
There are no understandings or arrangements between Mr. Mathew and any other person pursuant to which Mr. Mathew was appointed to serve as CEO. There are no existing relationships between Mr. Mathew and any person that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationships that would require disclosure under Item 401(d) of Regulation S-K.
The Board also approved the appointment of Mr. Goei to the role of Executive Chairman of the Board, effective as of the Transition Date, and the entry into a Transition Agreement between the Company and Mr. Goei. Pursuant to the Transition Agreement, dated September 6, 2022, while employed as Executive Chairman, Mr. Goei will be paid a monthly salary of $37,500 and remain eligible to participate in the Company’s bonus (including the opportunity for a discretionary bonus when his employment as Executive Chairman ends) and benefit plans.
Concurrent with Mr. Goei’s transition to the role of Executive Chairman of the Board, Patrick Drahi will step down from his role as Chairman of the Board. Mr. Drahi will remain a member of the Board.

A copy of the press release announcing Mr. Goei’s transition and Mr. Mathew’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The above descriptions of the Transition Agreement and the Employment Agreement are a summary, and the full text of the agreements will be filed with the Company’s next Quarterly Report on Form 10-Q.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Altice USA, Inc. Press Release, dated September 7, 2022
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTICE USA, INC.

Dated: September 7, 2022	By:	/s/ Michael E. Olsen
Michael E. Olsen
Executive Vice President, General Counsel and Secretary